Exhibit 10(e)2

                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT ("Agreement") is made and entered into by and between MISSISSIPPI POWER COMPANY (the "Company") and DON E. MASON ("Employee").

                               W I T N E S S E T H

         WHEREAS, Employee has been employed by the Company for approximately thirty-nine (39) years;

         WHEREAS, Employee is a highly compensated employee of the Company and is a member of its management;

         WHEREAS, in order to be eligible for benefits under this Agreement, the parties have agreed that Employee must terminate employment with the Company on January 1, 2005;

         WHEREAS, the parties desire to delineate their respective rights, duties, and obligations attendant to such termination of employment, and desire to reach an accord and satisfaction of all claims arising from Employee's employment and his termination of employment, with appropriate releases; and

         WHEREAS, the Company desires to compensate Employee for service he has provided or will provide for the Company;

         NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

         1. Termination of Employment. Upon Employee's execution of this Agreement, voluntary termination of employment with the Company on January 1, 2005 (the Employee's "Termination Date"), and effectiveness of the Release attached hereto as Exhibit 1 (such effectiveness being no earlier than Employee's last day of employment), the Company agrees to pay to Employee or his spouse or his estate, as applicable, the amount described in Paragraph 2 hereof. Employee covenants and agrees that the consideration set forth in Paragraph 2 is in full satisfaction of all sums owed to Employee, if any, by the Company, and constitutes good and complete consideration for his Release attached hereto as
Exhibit 1, those non-disclosure and non-interference obligations under Paragraphs 6, 7, 8, 9 and 10 hereof, the obligation to enter into a consulting arrangement with the Company under Paragraph 5 and all other obligations and covenants of Employee contained herein, including, but not limited to, Paragraph
4. Employee agrees that this Agreement provides him certain benefits to which he would not otherwise be entitled.

         2. Severance Payment to Employee.

         (a) On the first day of the first month following both the Employee's Termination Date and the effective date of the Release attached hereto as
Exhibit 1 (such effective date being no earlier than Employee's last day of employment), the Company shall pay to Employee an amount equal to Three Hundred Seventy-Five Thousand Dollars and No Cents ($375,000.00). In the event Employee dies before receiving payment of the amount described in this Paragraph 2(a) hereof, such amount shall be paid to Employee's spouse, if living, or if not, to the Employee's estate. In accordance with Paragraph 21, Employee shall be responsible for all state and federal income taxes and his share of FICA taxes owed on the foregoing amount, and Company shall make appropriate withholding of these amounts.

         (a) (1) In exchange for Employee's agreement to forego any eligibility for payment in March 2005, under the Company's 2004 Performance Pay Plan (PPP), Employee will be eligible to receive a Supplemental Termination Payment ("STP") up to what he otherwise would have been eligible for under PPP. The decision to pay the STP at all, and the amount of the STP, will be within the sole discretion of the President of Mississippi Power Company. The STP will be subject to the same payment conditions set forth in Paragraph 2(a), except that the STP will be paid, if at all, no later than March 30, 2005.

         (b) Notwithstanding the foregoing, in the event Employee engages in Misconduct, as defined below, before or after Employee's Termination Date but prior to receiving the payment described in Paragraph 2(a) above, Company may not make the payment to Employee under this Paragraph 2, and Company shall have no further obligations under this Agreement. For purposes of this Paragraph 2(b), "Misconduct" shall mean (i) the final conviction of any felony, (ii) the carrying out of any activity or the making of any public statement which materially diminishes or materially and untruthfully brings the Southern Company or any of its affiliates or subsidiaries into contempt, ridicule or materially and reasonably shocks or offends the community in which the Southern Company or its affiliate or subsidiary is located, or (iii) a material breach of any of his obligations under this Agreement.

         3. Publicity; No Disparaging Statement. Except as otherwise provided in Paragraph 14 hereof, Employee and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

         4. No Employment. Except as otherwise provided in Paragraph 5 hereof, Employee agrees that he shall not seek re-employment as an employee, temporary employee, leased employee or independent contractor with the Company or the

Southern Company or any of its subsidiaries or affiliates (collectively, for purposes of this Paragraph 4, "The Southern Company System"), for a period of twenty-four (24) months following the execution of the Release attached hereto as Exhibit 1. Except as otherwise provided in Paragraph 5 hereof, the Company or any member of The Southern Company System shall not rehire the Employee as an employee, temporary employee, leased employee or independent contractor for a period of twenty-four (24) months following the Employee's execution of the Release attached hereto as Exhibit 1, unless an exceptional business reason exists for rehiring the Employee and a committee, comprised of (i) an officer from the business unit seeking to rehire the Employee and (ii) the Southern Company Senior Vice President, Human Resources, approves of such rehiring.

         5. Consulting Services. Upon Employee's voluntary termination of employment with the Company on his Termination Date and effectiveness of the Release attached hereto as Exhibit 1 (such effectiveness being no earlier than Employee's last day of employment), Employee agrees to execute the Consulting Agreement attached hereto as Exhibit 2 and provide consulting services to the Company as an independent contractor in accordance with the terms of such Consulting Agreement.

         6. Business Protection Provision Definitions.

         (a) Preamble. As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Employee gained from his employment with the Company, Employee warrants and agrees he will abide by and adhere to the following business protection provisions in Paragraphs 6, 7, 8, 9 and 10 herein.

         (b) Definitions. For purposes of Paragraphs 6, 7, 8, 9 and 10 herein, the following terms shall have the following meanings:

         (i) "Competitive Position" shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Employee and any person or Entity engaged wholly or in material part in the business that the Company is engaged in (the "Business") whereby the Employee is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Employee participated in or directed while employed by the Company, the Southern Company or any of their respective affiliates (collectively the "Southern Entities"), including but not limited to lobbying on behalf of, or acting as a representative for, any other Entity engaged in generating, transmitting, distributing or selling electricity, except as approved in advance by the President of Mississippi Power Company.

         (ii) "Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company or other Southern Entities, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Employee related to or regarding any proceedings involving or related to the Southern Entities before the Mississippi Public Service Commission or other Entities.

         (iii) "Entity" or "Entities" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

         (iv) "Territory" shall include the service territory of Entergy in Louisiana and Arkansas, as well as the entire States of Georgia, Alabama, Mississippi and Florida.

         (v) "Trade Secrets" shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Employee agrees that trade secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a "trade secret" under applicable law.

         (vi) "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Employee during the term of his employment with the Company.

         7. Nondisclosure: Ownership of Proprietary Property.

         (a) In recognition of the need of the Company to protect its legitimate business interests, Confidential Information and Trade Secrets, Employee hereby covenants and agrees that Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law: (i) with regard to each item constituting a Trade Secret, at all times such information remains a "trade secret" under applicable law, and (ii) with regard to any Confidential Information, for a period of three (3) years following the Termination Date (hereafter the "Restricted Period").

         (b) Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

         (c) All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

         (d) Employee represents and agrees that he will keep all terms and provisions of this Agreement completely confidential, except for possible disclosures to immediate family, legal advisors or to the extent required by law, and Employee further agrees that he will not disclose the terms, provisions or information contained in or concerning this Agreement to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Company. Employee agrees that he may only disclose to future, potential employers of Employee that he participates in a Separation Agreement with the Company which imposes certain restrictions on him.

         8. Non-Interference With Employees.

         Employee covenants and agrees that during the Restricted Period he will not, either directly or indirectly, alone or in conjunction with any other person or Entity: (A) actively recruit, solicit, attempt to solicit, or induce any person who, during such Restricted Period, or within one year prior to the Termination Date, was an exempt employee of the Company or any of its subsidiaries, or was an officer of any of the other Southern Entities to leave or cease such employment for any reason whatsoever; or (B) hire or engage the services of any such person described in Paragraph 8(A) in any business substantially similar or competitive with that in which the Southern Entities were engaged during his employment.

         9. Non-Interference With Customers.

         (a) Employee acknowledges that in the course of employment, he has learned about the Company's business, services, materials, programs and products and the manner in which they are developed, marketed, serviced and provided. Employee knows and acknowledges that the Company has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Employee further acknowledges that the Company must keep secret all pertinent information divulged to Employee and Company's business concepts, ideas, programs, plans and processes, so as not to aid Company's competitors. Accordingly, Company is entitled to the following protection, which Employee agrees is reasonable:

         (b) Employee covenants and agrees that for a period of two (2) years following the Termination Date, he will not, on his own behalf or on behalf of any person or Entity, solicit, direct, appropriate, call upon, or initiate communication or contact with any person or entity or any representative of any person or entity, with whom Employee had contact during his employment, with a view toward the sale or the providing of any product, equipment or service sold or provided or under development by Company during the period of two (2) years immediately preceding the date of Employee's termination. The restrictions set forth in this section shall apply only to persons or entities with whom Employee had actual contact during the two (2) years prior to termination of employment with a view toward the sale or providing of any product, equipment or service sold or provided or under development by Company.

         10. Non-Interference With Business.

         (a) Employee and Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interest of the Company given: (i) the business of the Company;
(ii) the competitive nature of the Company's industry; and (iii) that Employee's skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of this Agreement. The Employee further acknowledges that the payment described in Paragraph 2 is also in consideration of his covenants and agreements contained in Paragraphs 6 through 10 hereof.

         (b) Employee covenants and agrees to not obtain or work in a Competitive Position within the Territory for a period of eighteen (18) months from the Termination Date.

         11. Return of Materials. Upon the Employee's termination, or at any point after that time upon the specific request of the Company, Employee shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Employee's possession or control. Notwithstanding the foregoing, in the event Company and Employee enter into the Consulting Agreement attached hereto as Exhibit 2, Employee may retain Company materials necessary to provide the services contemplated by such Consulting Agreement.

         12. Cooperation. The parties agree that as a result of Employee's duties and activities during his employment, Employee's reasonable availability may be necessary for the Company to meaningfully respond to or address actual or threatened litigation, or government inquiries or investigations, or required filings with state, federal or foreign agencies (hereinafter "Company Matters"). Upon request of the Company, and at any point following termination of employment, Employee will make himself available to the Company for reasonable periods consistent with his future employment, if any, by other Entities and will cooperate with its agents and attorneys as reasonably required by such Company Matters. The Company will reimburse Employee for any reasonable out-of-pocket expenses associated with providing such cooperation, and any time spent by employee pursuant to this contract shall be compensated at the rate of $750 / day.

         13. Termination with Cause. In the event of Employee's termination of employment for Cause, as described in Paragraph 2(b), and below, the Employee shall forfeit the entire benefit provided in Paragraph 2, the Company shall not be obligated to enter into the Consulting Agreement attached hereto as Exhibit 2 and the Company shall have no further obligations with respect to any amount under this Agreement. As used in this Agreement, the term "Cause" shall mean gross negligence or willful misconduct in the performance of the duties and services required in the course of employment by the Company; the final conviction of a felony or misdemeanor involving moral turpitude; the carrying out of any activity or the making of any statement which would prejudice the good name and standing of any of the Southern Entities or would bring any of the Southern Entities into contempt, ridicule or would reasonably shock or offend any community in which any of the Southern Entities is located; a material breach of the fiduciary obligations owed by an officer and an employee to any of the Southern Entities; or the Employee's unsatisfactory performance of the duties and services required by his or her employment.

         14. Confidentiality and Legal Process. Employee represents and agrees that he will keep the terms, amount and fact of this Agreement confidential and that he will not hereafter disclose any information concerning this Agreement to anyone other than his immediate family and personal agents, including, but not limited to, any past, present, or prospective employee or applicant for employment with Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.

         15. Successors And Assigns; Applicable Law. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of the Company and its officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be construed and interpreted in accordance with the laws of the State of Mississippi, United States of America (without giving effect to principles of conflicts of laws).

         16. Complete Agreement. This Agreement shall constitute the full and complete Agreement between the parties concerning its subject matter and fully supersedes any and all other prior Agreements or understandings between the parties concerning the subject matter hereof. This Agreement shall not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.

         17. Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. The judicial body interpreting this Agreement shall be authorized and instructed to rewrite any of the sections which are enforceable as written in such a fashion so that they may be enforced to the greatest extent legally possible. Employee acknowledges and agrees that the covenants and agreements contained in this Agreement, including, without limitation, the covenants and agreements contained in Paragraphs 6, 7, 8, 9 and 10, shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by

Employee against Company, whether predicated upon this Agreement or any other contract, shall not constitute a defense to the enforcement by Company of said covenants and agreements.

         18. Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         19. Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Employee may be entitled to receive the value of his benefit under the terms and conditions of this Agreement, the assets from which such amount may be paid shall at all times be subject to the claims of the Company's creditors.

         20. No Effect On Other Arrangements. It is expressly understood and agreed that the payment made in accordance with this Agreement is in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

         21. Tax Withholding. There shall be deducted from the payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee.

         22. Compensation. Any compensation paid on behalf of Employee under this Agreement shall not be considered "compensation," as the term is defined in The Southern Company Employee Savings Plan, The Southern Company Employee Stock Ownership Plan, or The Southern Company Pension Plan. The payment under this Agreement shall not be considered wages, salaries or compensation under any other employee benefit plan.

         23. No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of Employee and the Company.

         24. Interpretation. The judicial body interpreting this Agreement shall not more strictly construe the terms of this Agreement against one party, it being agreed that both parties and/or their attorneys or agents have negotiated and participated in the preparation hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, this 26th day of July, 2004.

                                                       "COMPANY"
                                                       MISSISSIPPI POWER COMPANY

                                                      By: /s/Anthony J. Topazi
                                                      Its President

                                                      "EMPLOYEE"
                                                      DON E. MASON

                                                      /s/Don E. Mason

                                                                    EXHIBIT 1 to
                                                            Separation Agreement
                                                               with Don E. Mason

                                RELEASE AGREEMENT

         THIS RELEASE ("Release") is made and entered into by and between DON E. MASON ("Employee") and MISSISSIPPI POWER COMPANY, and its successor or assigns ("Company").

         WHEREAS, Employee and Company have agreed that Employee's employment with Mississippi Power Company shall terminate on January 1, 2005;

         WHEREAS, Employee and the Company have previously entered into that certain Separation Agreement, dated _________________, 2004 ("Agreement"), that this Release is incorporated therein by reference;

         WHEREAS, Employee and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Employee's employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;

         WHEREAS, the Company desires to compensate Employee in accordance with the Agreement for service he has or will provide for the Company;

         NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

         1. Release. Employee does hereby remise, release and forever discharge the Company and its officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators (collectively, "Releasees"), of and from all manner of actions and causes of action, suits, debts, claims and demands whatsoever at law or in equity, known or unknown, actual or contingent, including, but not limited to, any claims which have been asserted, or could be asserted now or in the future, against any Releasees arising under any and all federal, state or local laws and any common law claims, and including, but not limited to, any claims Employee may have pursuant to the Age Discrimination in Employment Act or the Sarbanes-Oxley Act of 2002, and any claims to benefits under any and all offer letters, employment or separation agreements, or bonus, 2004 Performance Pay Plan, severance, workforce reduction, early retirement, out-placement, or other similar plans sponsored by the Company, now or hereafter recognized (collectively, "Claims"), which he ever had or now has or may in the future have, by reason of any matter, cause or thing arising out of his employment relationship and privileges, his serving as an employee of the Company or the separation from his employment relationship or affiliation as an employee of the Company as of the date of this Release against each of the Releasees. Notwithstanding the foregoing, Employee does not release any Claims under the Age Discrimination in Employment Act that may arise after his execution of this Release.

         2. No Assignment of Claim. Employee represents that he has not assigned or transferred, or purported to assign or transfer, any Claims or any portion thereof or interest therein to any party prior to the date of this Release.

         3. Compensation. In accordance with the Separation Agreement, the Company agrees to pay the Employee, his spouse or his estate, as the case may be, the amount provided in Paragraph 2 of the Agreement.

         4. No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.

         5. Voluntary Execution. Employee warrants, represents and agrees that he has been encouraged in writing to seek advice from anyone of his choosing regarding this Release, including his attorney and accountant or tax advisor prior to his signing it; that this Release represents written notice to do so; that he has been given the opportunity and sufficient time to seek such advice; and that he fully understands the meaning and contents of this Release. He further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is voluntary and genuine. EMPLOYEE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE
(21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS RELEASE.

         6. Ability to Revoke Agreement. EMPLOYEE UNDERSTANDS THAT HE MAY REVOKE THIS RELEASE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN
(7) DAYS OF HIS EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. HE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON HIM AND HIS HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

Acknowledged and Agreed To:

                                            "COMPANY"
                                            MISSISSIPPI POWER COMPANY
                                            By:_________________________________
                                            Its:________________________________

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

                                            "EMPLOYEE"
                                            DON E. MASON

---------------------------                 ------------------------------------
Date

WITNESSED BY:

Date

                                                                    EXHIBIT 2 to
                                                            Separation Agreement
                                                               with Don E. Mason


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this ______ day of _________________, 2005 by and between MISSISSIPPI POWER COMPANY ("Company"), and DON E. MASON ("Contractor").

                                   BACKGROUND:

         Company desires to retain Contractor to provide certain services to Company, and Contractor desires to provide such services to Company, all subject to the terms and conditions set forth herein.

         NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Services. Subject to the terms and conditions set forth in this Agreement, Company hereby retains Contractor to provide to Company the services more particularly described on Exhibit A attached hereto (the "Services"), and Contractor agrees to render the Services to Company.

         2. Obligations of Contractor. In its performance of the Services hereunder, Contractor shall at all times comply with and abide by the terms and conditions set forth in this Agreement. Contractor shall further perform the Services in accordance with all applicable laws, rules and regulations and by following and applying the highest professional guidelines and standards. In addition, Contractor shall comply with the Company's Independent Contractor Site

Rules and Standards of Behavior set forth in Exhibit B attached hereto and incorporated herein by reference.

         3. Compensation.

         (a) Subject to the terms and conditions set forth in this Agreement, and as compensation for the Services, Company shall pay to Contractor, and Contractor shall accept a fee of Seven Hundred Fifty Dollars and No Cents ($750.00) per day worked.

         (b) Contractor shall invoice Company for days worked on a monthly basis. Invoices shall be directed to the Chief Executive Officer of the Company, and Company shall pay Contractor within 15 days of receipt of such invoice.

         (c) Contractor shall be reimbursed by Company, upon remittance of receipts to the Company, for reasonable expenses incurred while conducting work as an independent contractor under this Agreement which are approved by the Company in advance.

         (d) Because Contractor is an independent contractor, Company shall not deduct any federal, state or local taxes or other withholdings from any sums paid to Contractor under this Agreement, and Contractor hereby acknowledges and agrees to fully and timely pay, and indemnify and hold harmless Company from any liability for, any and all federal, state and local taxes or assessments of any kind arising out of any payment made by Company to Contractor. Contractor shall be responsible for all tax reporting, tax payments, withholdings, social security taxes, unemployment taxes, insurance and other payments, expenses and filings required to be made or paid by it.

         4. Term and Termination.

         (a) Unless sooner terminated pursuant to Section 4(b), (c), or (d) hereof, the term of this Agreement shall be for approximately eighteen (18) months, commencing on the later of January 1, 2005 or the effective date of the Release Agreement between Contractor and the Company and expiring on June 30, 2006 ("Term").

         (b) Notwithstanding anything herein to the contrary, Company may cancel and terminate this Agreement for any reason by giving Contractor fourteen (14) days' prior written notice of such termination.

         (c) Notwithstanding anything herein to the contrary, either party hereto, in addition to any other rights and remedies such party may have against the other party hereto at law, in equity or hereunder, may cancel and terminate this Agreement if the other party fails to correct or cure any material breach hereunder after ten (10) days' prior written notice of such breach from the non-breaching party.

         (d) Notwithstanding anything herein to the contrary, Company may immediately cancel and terminate this Agreement in the event Contractor violates Company's Independent Contractor Site Rules and Standards of Behavior set forth in Exhibit B attached hereto and incorporated herein by reference.

         (e) In the event this Agreement is terminated pursuant to Section 4(b),
(c), or (d) above, Contractor shall only be entitled to fees for days worked through the date of the termination of this Agreement. Company shall have no further obligations with respect to the payment of any compensation hereunder after Contractor's termination pursuant to Section 4(b), (c) or (d), except as provided in this Section 4(e).

         5. Independent Contractor. In the performance of this Agreement, both Contractor and Company will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. It is expressly understood and agreed that Contractor is an independent contractor of Company in all manners and respects. The parties further agree that:

         (a) Contractor is not authorized to bind Company to any liability or obligation or to represent that Contractor has any such authority.

         (b) Contractor shall obtain and maintain (at Contractor's own cost) any required insurance or other protection required for the performance of the Services under this Agreement.

         (c) Contractor shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Contractor at any time and for any reason as a result of this Agreement or the performance of Services by Contractor (including, but not limited to, the taxes and insurance premiums described in Section 3(d), above), except for the reimbursement of expenses as described in Section 3(c) of this agreement.

         (d) Contractor shall be solely and exclusively responsible for obtaining and providing (at Contractor's own cost) whatever computer, training, software or other equipment Contractor believes is necessary to complete the Services required under this Agreement.

         (e) Contractor shall complete the Services required under this Agreement according to Contractor's own means and methods of work which shall be in the exclusive charge and control of Contractor and which shall not be subject to the control or supervision of Company, except as to the results of the work.

         (f) Contractor shall not be subject to Company's employee personnel policies and procedures. Contractor also shall not be eligible to receive any employee benefits or participate in any employee benefit plan sponsored by Company as a result of performing services under this Agreement, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by Company for its employees.

         (g) Company and Contractor acknowledge and agree that Contractor shall not provide the Services to Company on a full-time basis. Nothing in this Agreement shall prevent Contractor from engaging in other activities for and on behalf of other clients during the Term of this Agreement. However, Contractor acknowledges that Contractor is subject to certain non-disclosure and non-interference obligations under Paragraphs 6, 7, 8, 9 and 10 of that certain Separation Agreement entered into by and between Contractor and Company dated ___________, 2004, as well as certain non-disclosure obligations under Section 6 hereof.

         6. Confidentiality and Ownership of Proprietary Property.

         (a) For purposes of this Agreement, the following terms shall have the following respective meanings:

         (i) "Confidential Information" shall mean the proprietary or confidential data, information, documents or materials

                  (whether oral, written, electronic or otherwise) belonging to or pertaining to Company, the Southern Company or their respective affiliates (collectively "Southern Entities"), other than "Trade Secrets" (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information shall also include: (A) any items that any of the Southern Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Contractor, its agents and employees related to or regarding any proceedings involving or related to the Southern Entities before the Mississippi Public Service Commission or other Entities.

         (ii) "Entity" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

         (iii) "Trade Secrets" shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Contractor agrees that trade secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a "trade secret" under applicable law.

         (iv) "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Contractor for Company or any of the Southern Entities or their clients or customers or by using any Southern Entity's time, personnel, facilities, equipment, knowledge, information, resources or material.

         (b) In recognition of the need of Company to protect its legitimate business interests, Contractor hereby covenants and agrees that Contractor shall regard and treat all Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by Company, and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate, or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law: (A) with regard to each item constituting all or any portion of a Trade Secret, at all times such information remains a "trade secret" under applicable law; and (B) with regard to any Confidential Information, at all times during this Agreement and for a period of three (3) years following the expiration or termination of this Agreement for any reason.

         (c) Contractor shall exercise its best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of Company or any of the Southern Entities known by, disclosed or made available to Contractor, whether in connection with this Agreement or any other past or present relationship with Company or any of the Southern Entities. Contractor shall immediately notify Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Contractor becomes aware. Contractor shall assist Company and any of the other Southern Entities, to the extent necessary, in the procurement or protection of the Southern Entities' rights to or in any Work Product, Trade Secrets or Confidential Information.

         (d) All Work Product shall be owned exclusively by Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss.ss. 101 et seq., as amended), and Contractor hereby unconditionally and irrevocably transfers and assigns to Company all rights, title and interest Contractor currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other Work Product rights. Contractor agrees to execute and deliver to Company, any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product and all associated intellectual property, and other rights therein, exclusively in Company.

         7. Return of Materials. Immediately upon termination of this Agreement, or at any point prior to or after that time upon the specific request of Company, Contractor shall return to Company, all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any Work Product, Confidential Information and Trade Secrets, in Contractor's possession or control.

         8. Public Statements and Press Releases. Company shall issue all public statements concerning the work hereunder. Contractor shall not issue any press releases, publications or other public communications describing or concerning any acknowledged project of Company or any of the other Southern Entities without the prior written consent of Company.

         9. Remedies. The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Contractor, except as otherwise permitted under this Agreement or authorized by Company in writing, or any other violation of Sections 6, 7 and 8, would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to Company and the subsidiaries or affiliates of Southern Company that is not fully compensable by monetary damages. Should Contractor breach or threaten to breach any provision of Sections 6, 7 and 8, Company and any subsidiary or affiliate of Southern Company shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Contractor's breach), cumulative of and in addition to any other rights or remedies to which Company and the subsidiaries or affiliates of Southern Company may be entitled by this Agreement, at law or in equity.

         10. Indemnification. Contractor hereby indemnifies and agrees to defend and hold harmless Company and its employees, officers, directors, agents, affiliates and independent contractors from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys' fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused by or resulting from any breach of this Agreement by Contractor or any other act or omission of Contractor.

         11. Notices.

         (a) All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized international courier service, as follows:

                           If to Company:      Mississippi Power Company
                                               Attention:  Rodger Meinzinger
                                               2992 West Beach Boulevard
                                               Gulfport, Mississippi  39501

                           If to Contractor:   Mr. Don E. Mason
                                               5 Colonel Wink Drive
                                               Gulfport, Mississippi  39507


         (b) All notices provided for or required by this Agreement shall be effective when delivered or on the third date following the date upon which such notice is deposited, postage prepaid, in the mail pursuant to Section 11(a) above.

         (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 11.

         12. Miscellaneous.

         (a) This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

         (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, United States of America, without giving effect to conflict of law provisions.

         (c) Contractor may not assign this Agreement, in whole or in part, without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

         (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (e) The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

         (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any facsimile transmission of any signature shall be deemed an original and shall bind such party.

         (g) If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

         (h) This Agreement shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

         (i) Upon the reasonable request of the other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

         (j) Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 6, 7, 8, 9 and 10 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first written above.

                                                     "COMPANY"
                                                     MISSISSIPPI POWER COMPANY
                                                     By:
                                                        -----------------------
                                                     Title:
                                                           --------------------

                                                     "CONTRACTOR"
                                                     DON E. MASON

                                                     --------------------------

                        EXHIBIT A TO CONSULTING AGREEMENT

                                    Services

         Contractor shall manage, perform and provide professional consulting services and advice, including, but not limited to, providing political lobbying services, as may be requested in writing by the Chief Executive Officer of the Company or his designee from time to time ("Services").

                        EXHIBIT B TO CONSULTING AGREEMENT
                            MISSISSIPPI POWER COMPANY
                             INDEPENDENT CONTRACTOR
                      SITE RULES AND STANDARDS OF BEHAVIOR

         All independent contractors who are providing services to Mississippi Power Company ("Company") are expected and required to refrain from engaging in certain types of misbehavior. The following list contains some (but by no means all) behaviors which independent contractors are required to refrain from engaging in:

         (a) Theft or destruction of the property of Company or its employees, managers, customers or other doing business with Company;

         (b) Abusing, threatening or intimidating employees, managers, customers, or others doing business with Company;

         (c)      Sexual or other harassment or discrimination;

         (d)      Unauthorized disclosure of confidential information;

         (e) Providing services to Company in a manner which compromises the health and safety of the general public or Company's employees, managers, customers, or others doing business with Company, or failing to report any known, unsafe conditions;

         (f) Unauthorized use or possession of weapons, firearms, or explosives on Company's property or while conducting business on behalf of Company;

         (g) Dishonesty or falsification of documents or records submitted to or maintained by Company;

         (h) Providing services to or on behalf of Company while under the influence of alcohol or illegal drugs;

         (i) Manufacturing, selling, distributing, dispensing, possessing, or using illegal drugs (or any paraphernalia associated with such illegal drugs) on Company property, while conducting business on behalf of the Company or while traveling in Company vehicles, or reporting to provide services on behalf of the Company while under the influence of any illegal drugs;

         (j) Unauthorized use of alcohol on Company property, while conducting business on behalf of the Company or while traveling in Company vehicles, or reporting to provide services on behalf of the Company while under the influence of alcohol (including any legal drug that contains alcohol);

         (k) Fighting on Company's property or while providing services to or on behalf of Company;

         (l)      Violating Company's Electronic Communication Acceptable Use
                  Policy;

         (m)      Violating any applicable law or regulation; or

         (n) Use of obscene, disruptive, hostile or abusive language while on the premises of Company or while providing services to Company.